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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                            GLOBAL ENERGY GROUP, INC.
                                       AND
                                  PETER TOOMEY

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of _____________, 2002 (the "Effective Date"), by and between GLOBAL ENERGY GROUP, INC., a Delaware corporation ("Global"), and Peter Toomey ("Employee").

         WHEREAS, Global and Employee desire to enter into this Agreement to assure Global of the services of Employee and to set forth the respective rights and duties of the parties hereto;

         WHEREAS, Global is principally in the business of developing and commercializing energy efficiency technology (such activities, present and future, being hereinafter referred to as the "Business"); and

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, and other good and valuable consideration the receipt and sufficiency of which hereby are acknowledged by the parties, Global and Employee agree as follows:

                                    ARTICLE I

                                   EMPLOYMENT

         1.1 EMPLOYMENT AND TITLE. Global hereby employs Employee, and Employee hereby accepts such employment, as Vice President, Chief Financial Officer of Global (the "Employment Position"), all upon the terms and conditions set forth herein.

         1.2 SERVICES. During the Employment Term (as hereinafter defined), Employee agrees to perform diligently and in good faith the duties of the Employment Position, under the direction of the Board of Directors of Global (the "Board of Directors") and Global's President. Employee agrees to perform the services to be performed hereunder for the exclusive benefit of Global. Employee shall be vested with such authority as is generally commensurate with the Employment Position, as further outlined below. Employee will report solely to Global's President.

         1.3 LOCATION. The principal place of employment and the location of Employee's principal office shall be in Odessa, Florida; provided, however, Employee shall, if reasonably necessary, engage in reasonable travel in the performance of Employee's duties under this Agreement.

         1.4 REPRESENTATIONS.




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             (a) Employee represents and warrants to Global that Employee has full power and authority to enter into and perform this Agreement and that Employee's execution and performance of this Agreement shall not constitute a default or breach by Employee under, or of any of the terms of, any other agreement to which Employee is a party or by which Employee is bound. Employee represents that no consent or approval of any third party is required for Employee's execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for such execution, delivery and performance of this Agreement have been obtained. Employee further represents that Employee's employment hereunder will not involve the use of information or materials that belong to a former employer or another person or entity and for which Employee has a duty of confidentiality.

             (b) Global represents and warrants to Employee that Global has full power and authority to enter into and perform this Agreement and that Global's execution and performance of this Agreement shall not constitute a default or breach by Global under, or of any of the terms of, any other agreement to which Global is a party or by which Global is bound. Global represents that no consent or approval of any third party is required for Global's execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for such execution, delivery and performance of this Agreement have been obtained.

                                   ARTICLE II

                                 EMPLOYMENT TERM

         The term of Employee's employment hereunder (the "Employment Term") shall commence as of the Effective Date hereof (referred to for these purposes as the "Commencement Date") and shall continue for an initial term of three (3) years from the Commencement Date (the "Initial Term"), unless earlier terminated pursuant to the provisions of this Agreement. Following the completion of the Initial Term, Employee's term of employment shall be renewed automatically for additional one-year terms ("Annual Terms") in the absence of written notice of termination given by either party at least ninety (90) days prior to the date of any such renewal.

                                   ARTICLE III

                                  COMPENSATION

         3.1 BASE SALARY. As compensation for the services to be rendered by Employee, Global shall pay Employee, during the Employment Term, an annual base salary (as in effect from time to time, "Base Salary") of not less than Onehundred thousand Dollars ($100,000) during the first year of the Employment Term, Onehundredtwentyfive thousand Dollars ($125,000) during the second year of the Employment Term, and Onehundredfifty thousand Dollars ($150,000) thereafter. The Base Salary shall accrue monthly (prorated for periods less than a month) and shall be paid in accordance with Global's standard payroll practices. The Base Salary will be reviewed annually, or, more frequently, as appropriate, by the Board of Directors for upward, but not downward, adjustment in its sole discretion.


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         3.2 BONUS COMPENSATION. For every fiscal year of Global ending during the Employment Term, Employee will be entitled to receive such additional bonus or other compensation ("Bonus Compensation"), if any, as may be approved by the Board of Directors or a Compensation Committee whose members all are directors of Global and which committee is appointed as such by the Board of Directors.

         3.3 BENEFITS. Employee shall be entitled, during the Employment Term, to the same fringe benefits as are from time to time then available to Global's most senior executive officers, such as (1) medical, hospital, dental, life, disability, and other insurance coverage, (2) participation in incentive, bonus, stock option, equity ownership, pension, profit sharing, and other benefit plans, and (3) normal vacation allowance and other paid time off for all employees who are executive officers of Global, but not less than three weeks annually.

         3.4 WITHHOLDING. Any and all amounts payable under this Agreement, including amounts payable under this ARTICLE III and ARTICLE VII, are subject to withholding for such federal, state and local taxes required pursuant to any applicable law, rule or regulation.

                                   ARTICLE IV

                   WORKING FACILITIES, EXPENSES AND INSURANCE

         4.1 WORKING FACILITIES. Employee shall be furnished with an office at the location set forth in SECTION 1.3 hereof, or at such other location as agreed to by Employee and Global, and other working facilities and secretarial and other assistance suitable to the Employment Position and reasonably required for the performance of Employee's duties hereunder.

         4.2 REIMBURSEMENT FOR EXPENSES. Global shall reimburse Employee, in accordance with Global's policies and practices for senior management, for all reasonable expenses actually incurred by Employee while employed by Global and in the performance of Employee's duties under and in accordance with the terms and conditions of this Agreement, subject to Employee's furnishing to Global an itemized account, reasonably satisfactory to Global, in substantiation of such expenditures, along with appropriate documentation thereof, including receipts for all such expenses in the manner required pursuant to Global's policies and procedures and the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations in effect from time to time.

         4.3 INSURANCE. Global may secure in its own name or otherwise, and at its own expense, life, disability and other insurance covering Employee or Employee and others, and Employee shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Employee agrees to assist Global in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians(s) as Global or such insurance company may designate and by signing such applications and other written instruments as may be required by any insurance company to which application is made for such insurance. Any information provided by Employee to such insurance company (the results of examinations being deemed part of such information) will be provided on a confidential basis, and Global shall have no access thereto.


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                                    ARTICLE V

                           COVENANTS AND RESTRICTIONS

         Employee covenants that, except in carrying out his duties hereunder, during the term of his employment and for a period of one (1) year following the date of termination of employment hereunder (unless such longer period of time is specifically set forth herein):

         5.1 NON-COMPETITION. Without the express written consent of the Board of Directors, Employee shall not directly or indirectly, own any interest in, participate or engage in, assist, render any services (including advisory services) to, become associated with, work for, serve (in any capacity whatsoever, including, without limitation, as an employee, consultant, advisor, agent, independent contractor, officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of, any business, firm, corporation, partnership or other entity (collectively referred to herein as a "Person") that engages in, or assists others in engaging in or conducting any business, which deals, directly or indirectly, in products or services similar to or competitive with the Company's product line or services in the United States; provided, however, the above shall not be deemed to exclude Employee from acting as director of another corporation with the consent of the Company's Board of Directors; provided further, however, that the above shall not be deemed to prohibit Employee from owning or acquiring securities issued by any corporation whose securities are listed with a national securities exchange or are traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, beneficially or otherwise, five (5%) percent or more of any class of any such corporation's outstanding capital stock.

         5.2 NON-SOLICITATION. Employee shall not knowingly provide or solicit to provide to any Person or individual (i) any goods or services which are competitive with those provided by the Company or which would be competitive with the goods or services that the Company has planned to provide; or (ii) any goods or services to any customer of the Company. The term "customer" shall mean any person or individual to whom the Company has provided goods or services within the twenty-four (24) month period prior to the termination of Employee's employment hereunder. Notwithstanding anything herein to the contrary, no limitation shall be imposed on Employee hereunder with respect to any goods and services that the Company has planned to provide and which are not actually being provided at the time of the termination of Employee's employment hereunder.

         5.3 CONFIDENTIALITY. Employee agrees that he shall not divulge to others, nor shall he use to the detriment of the Company or in any business or process of manufacture competitive with or similar to any business or process of manufacture engaged in by the Company or any of its subsidiary or affiliated companies, at any time during his employment with the Company or thereafter, any Confidential Information (as defined in Section 7.2) obtained by him during the course of his employment with the Company relating to sales, salesmen, sales volume or strategy, customers, formulas, processes, methods, machines, manufactures, compositions, ideas, improvements or inventions belonging to or relating to the business of the Company, or its subsidiary or affiliated companies.


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         5.4 PERSONNEL. Employee shall neither solicit, seek to solicit any of the Company's personnel in any capacity whatsoever nor shall Employee induce or attempt to induce any of the Company's personnel to leave the employ of the Company to work for Employee or otherwise.

         5.5 DAMAGES. Employee acknowledges that his breach of any of the restrictive covenants contained in this ARTICLE V may cause irreparable damage to the Company for which remedies at law would be inadequate. Accordingly, if Employee breaches or threatens to breach any of the provisions of this ARTICLE V, the Company shall be entitled to appropriate injunctive relief, including, without limitation, preliminary and permanent injunctions in any court of competent jurisdiction, restraining Employee from taking any action prohibited hereby. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of this ARTICLE V is adjudicated to be invalid or unenforceable, this ARTICLE V shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this ARTICLE V in the jurisdiction in which such adjudication is made.

                                   ARTICLE VI

                              ILLNESS OR INCAPACITY

         6.1 RIGHT TO TERMINATE. Except as provided by this Article and notwithstanding anything else to the contrary contained in this Agreement, Global shall have no right to terminate Employee's employment hereunder during any period that Employee suffers illness or incapacity. Global shall have the right to terminate Employee's employment hereunder by delivery of thirty (30) days written notice of termination if Employee is unable to perform, with reasonable accommodation, in all material respects Employee's duties hereunder for a period exceeding six (6) consecutive months by reason of illness or incapacity. A termination of employment under this Article will be deemed a termination "without good cause" as described in SECTION 8.1 hereof.

         6.2 RIGHT TO REPLACE. If Employee's illness or incapacity, whether by physical or mental cause, renders Employee unable for a minimum period of thirty
(30) consecutive calendar days to carry out Employee's duties and responsibilities as set forth herein, Global shall have the right to designate a person to temporarily perform Employee's duties; provided, however, that if Employee returns to work from such illness or incapacity within the six (6) month period following the commencement of Employee's inability due to such illness or incapacity, Employee shall be entitled to be reinstated in the capacity described in ARTICLE I hereof with all rights, duties and privileges attendant thereto.

         6.3 RIGHTS PRIOR TO TERMINATION. Employee shall be entitled to Employee's full Base Salary under SECTION 3.1 hereof and other benefits under
ARTICLE III hereof during such illness or incapacity unless and until expiration or other termination of Employee's employment hereunder.

         6.4 DETERMINATION OF ILLNESS OR INCAPACITY. For purposes of this
ARTICLE VI, the term "illness or incapacity" shall mean Employee's inability to perform Employee's duties hereunder substantially on a full-time basis because of physical or mental illness or physical injury as determined by the Board of Directors, in its reasonable discretion based upon competent medical


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evidence. Upon Global's written request, Employee shall submit to reasonable medical and other examinations to provide the evidence required hereunder.

                                   ARTICLE VII

                                  TRADE SECRETS

         7.1 CONFIDENTIALITY. Employee will hold Confidential Information in confidence and trust and limit disclosure of Confidential Information strictly to persons who have a need to know such Confidential Information in connection with the Business and who have agreed in writing with Global to maintain the confidentiality of such Confidential Information. Employee will not disclose, use, or permit the use or disclosure of Confidential Information, except in satisfying Employee's obligations under this Agreement. Employee will use reasonable care to protect Confidential Information from inappropriate disclosure, whether inadvertent or intentional. Notwithstanding the foregoing, Employee may disclose Confidential Information if such disclosure is required by a court order or an order of a similar judicial or administrative body; provided, however, that Employee notifies Global of such requirement immediately and in writing, and cooperates reasonably with Global in obtaining a protective or similar order with respect thereto.

         7.2 CONFIDENTIAL INFORMATION. For the purposes of this Agreement, the phrase "Confidential Information" means information or materials that, in Global's reasonable determination, provide advantage to Global over others not having such information or materials and includes (i) customer information, supplier information, sales channel and distributor information, material terms of any contracts, marketing philosophies, strategies, techniques and objectives (including product and service roll-out dates and volume estimates), legal and regulatory positions and strategies, advertising and promotional copy, competitive advantages and disadvantages, non-published financial data, product or service plans, designs, costs, prices and names, inventions, discoveries, improvements, technological developments, know-how, software code, business opportunities (including planned or proposed financings, mergers, acquisitions, ventures and partnerships) and methodologies and processes (including the look and feel of computer screens and reports) relating to the Business; (ii) information designated in writing or conspicuously marked as "confidential" or "proprietary" or likewise designated or marked with words of similar import;
(iii) information for which Global has an obligation of confidentiality so long as such obligation is known to Employee; and (iv) information of a nature that a reasonable person would conclude that it is confidential or proprietary. Notwithstanding the foregoing, information will not be deemed Confidential Information if such information: (i) prior to receipt from Global, is or was known to Employee directly or indirectly from a source other than one having an obligation of confidentiality to Global; (ii) becomes known (independently of disclosure by Global) to Employee directly or indirectly from a source other than one having an obligation of confidentiality to Global; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by Employee; or (iv) is independently developed by Employee. Employee may disclose Confidential Information pursuant to the requirements of a governmental agency or by operation of law, provided that Employee gives Global reasonable prior written notice sufficient to permit Global to contest such disclosure.


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         7.3 NOTIFICATION OF THIRD PARTY DISCLOSURE REQUESTS. If Employee
receives any written or oral third party request, order, instruction or solicitation for the disclosure of Confidential Information not in conformance with this Agreement or if Employee becomes aware of any attempt by a third party to improperly gain Confidential Information, Employee shall immediately notify Global's President of such request, order, instruction or solicitation or of such attempt and fully disclose the details surrounding such request, order, instruction or solicitation or such attempt.

         7.4 NON-REMOVAL OF RECORDS. All documents, files, records, data, papers, materials, notes, books, correspondence, drawings and other written, graphic or electronic records of the Business and all computer software of Global which Employee shall prepare or use, or come into contact with, shall be and remain the exclusive property of Global, in its discretion, and shall not be physically, electronically, telephonically or otherwise removed from Global's premises without Global's prior written consent.

         7.5 RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION. Confidential Information gained, received or developed by Employee or in which Employee participated in developing will remain the exclusive property of Global, in its sole discretion. Employee will promptly return to Global or destroy or erase all records, books, documents or any other materials whatsoever (including all copies thereof) containing such Confidential Information in Employee's possession or control upon the earlier of (i) the receipt of a written request from Global for return or destruction of Confidential Information or (ii) the termination of Employee's employment hereunder.

         7.6 TRADE SECRETS OF OTHERS. In the course of Employee's employment hereunder, Employee will not use any information or materials that belong to any former employer or any other person or entity and for which Employee has a duty of confidentiality or use or allow the use of any illegally obtained confidential or secret information or materials.

                                  ARTICLE VIII

                                   TERMINATION

         8.1 TERMINATION BY GLOBAL.

             (a) Global may terminate Employee's employment hereunder for good cause anytime by delivery of written notice of termination. A termination for good cause under this SECTION 8.1 shall be effective upon the date set forth in a written notice of termination delivered to Employee. Good cause will be limited to the following circumstances:

                (1) habitual absence from work by the Employee, including without limitation, habitual absence from the Company's offices on non-Company matters that interferes with the Employee's duties;

                (2)     habitual drunkenness by the Employee;



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                (3)     habitual drug abuse or drug addiction by the Employee;

                (4) the Employee maliciously denigrating in public the Company or any officer, director or affiliate thereof;

                (5) physical destruction of substantial property or asset of the Company by, or caused by, the Employee;

                (6) appropriation of business opportunities of the Company by the Employee for the direct or indirect personal gain of the Employee or members of his family without the prior written consent of the Board;

                (7) willful and malicious interference with the Company's operations by the Employee;

                (8) engagement by the Employee in any act of fraud, material misappropriation of funds or assets, or embezzlement, including without limitation, theft, bribery or the receipt of kickbacks;

                (9) a conviction of the Employee for, or a plea of nolo contendere by the Employee to, a felony or other criminal act for which the possible penalties include a prison sentence of at least 1 year;

                (10) a material breach by the Employee of the restrictive covenants contained in this Agreement, or for disloyal, dishonest or illegal conduct by the Employee; or

                (11) Employee is in default in a material respect in the performance of Employee's obligations, services or duties hereunder, including Employee's willfully disregarding the written or oral instructions of the Board of Directors or Global's President concerning the conduct of Employee's duties hereunder, Employee's conduct which is materially inconsistent with the published policies of Global, as promulgated from time to time and which are generally applicable to all employees or to senior management, or Employee's breach of any other material provision of this Agreement; and, in any such case, such act has resulted (or could reasonably be expected to result) in substantial harm to Global; or

             (b) Global may terminate Employee's employment hereunder without good cause at any time not fewer than 30 days nor more than 45 days after delivering written notice of termination to Employee.

         8.2 EFFECT OF TERMINATION FOR GOOD CAUSE. If Employee's employment is terminated by Global for good cause:


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                (a)     Employee shall be entitled to accrued Base Salary under
                        SECTION 3.1 and accrued vacation pay and other paid time off, each through the date of termination;

                (b) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of SECTION 4.2 hereof; and

                (c) Except as provided in ARTICLE X, this Agreement shall thereupon be of no further force and effect.

         8.3 EFFECT OF TERMINATION WITHOUT GOOD CAUSE. If Global terminates Employee's employment without good cause:

                (a)     Employee shall be entitled to accrued Base Salary under
                        SECTION 3.1 and accrued vacation pay and other time off, each through the date of termination;

                (b) Employee shall be entitled to receive a one-time, lump sum severance payment equal to the sum of all amounts of Base Salary as would have been payable under SECTION 3.1 through the end of the Initial Term or Annual Term as the case may be, such lump sum to be paid by Global to Employee no later than thirty (30) calendar days after the date of termination of employment hereunder;

                (c) If the termination is within three years of a Change of Control (as defined herein), then, in lieu of any payment under paragraphs (a) and (b) of this Section, Employee shall be entitled to receive a one-time, lump sum severance payment equal to three (3) times the total amount of the annual Base Salary payable under the terms of SECTION 3.1 of this Agreement plus any Bonus Compensation paid in the prior year, such lump sum to be paid by Global to Employee no later than thirty (30) calendar days after the date of termination of employment hereunder;

                (d) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of SECTION 4.2 hereof;

                (e) Except as provided in THIS ARTICLE AND ARTICLE X, this Agreement shall thereupon be of no further force or effect.

         8.4 DEEMED TERMINATION WITHOUT GOOD CAUSE. After the occurrence of any of the following events, Employee, at Employee's sole option, may declare by thirty days (30) written notice to Global that Employee's employment hereunder has been terminated by Global, and such termination will for all purposes of this Agreement be deemed a termination by Global without good cause:


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                (a)     Global removes Employee from the Employment Position or
                        from the office of Vice President, Chief Financial Officer;

                (b) Global materially changes Employee's reporting requirements;

                (c) Global fails to afford Employee the power and authority generally commensurate with the Employment Position and from the office of Vice President, Chief Financial Officer;

                (d) Global requires Employee to relocate Employee's residence;

                (e)     A Change of Control occurs; or

                (f) Global breaches any material provision of this Agreement.

         8.5 TERMINATION BY EMPLOYEE. Employee may terminate Employee's employment hereunder by giving not less than forty-five (45) days written notice to Global.

         8.6 EFFECT OF TERMINATION BY EMPLOYEE. If Employee terminates Employee's employment pursuant to SECTION 8.5 hereof:

                (a)     Employee shall be entitled to accrued Base Salary under
                        SECTION 3.1 and accrued vacation pay and other paid time off, each through the date of termination;

                (b) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of SECTION 4.2 hereof; and

                (c) Except as provided in ARTICLE X, this Agreement shall thereupon be of no further force and effect.

         8.7 CHANGE OF CONTROL. For purposes of SECTION 8.3 of this Agreement, a "Change of Control" shall be deemed to have occurred in the event of:

                (a) The acquisition by any person or entity, or group thereof acting in concert (except in the case of a public offering or private placement of the Company's securities that is approved by the Board of Directors of Global), of "beneficial" ownership (as such term is defined in Securities and Exchange Commission ("SEC") Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of securities of Global which, together with securities previously owned, confer upon such person, entity or group (excluding any person, entity or group that holds such voting power as of the Commencement Date) the voting power, on any matters


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                        brought to a vote of shareholders, of thirty percent
                        (30%) or more of the then outstanding shares of capital stock of Global; or

                (b) The sale, assignment or transfer of assets of Global in a transaction or series of transactions, if the aggregate consideration received or to be received by Global in connection with such sale, assignment or transfer is greater than fifty percent (50%) of the book value, determined by Global in accordance with generally accepted accounting principles, of Global's assets determined on a consolidated basis immediately before such transaction or the first of such transactions; or

                (c) The merger, consolidation, share exchange or reorganization of Global as a result of which the holders of all of the shares of capital stock of Global as a group would receive less than fifty percent (50%) of the voting power of the capital stock or other interests of the surviving or resulting corporation or entity; or

                (d) The adoption of a plan of liquidation or the approval of the dissolution of Global; or

                (e) Employee is removed from office as a director of Global, or is not reelected as a director upon termination or expiration of any term of service as a director of Global; or

                (f) On any day after the Commencement Date, Employee and Joseph Richardson (the "Initial Directors"), along with all other persons each of whose nomination and election were approved by Employee, fail to be directors and to comprise a majority of the directors of Global; or

                (g) The commencement (within the meaning of SEC Rule 14d-2 under the Exchange Act) of a tender or exchange offer that, if successful, would result in the occurrence of one of the events described in paragraphs (a) through
                        (h) of this Section; or

                (h) A determination by the Board of Directors of Global, in view of then current circumstances or impending events, that one of the events described in paragraphs (a) through (h) of this Section has occurred or is imminent, which determination shall be made for the specific purpose of triggering the operative provisions of this Agreement.

         8.8 CERTAIN ADDITIONAL PAYMENTS BY GLOBAL.

                (a) If it shall be determined that any payment, distribution or benefit received or to be received by Employee from Global ("Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Employee shall be entitled to receive an additional payment (the "Excise Tax



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                        Gross-Up Payment") in an amount such that the net amount
                        retained by Employee, after the calculation and deduction of any Excise Tax on the Payments and any federal, state and local income taxes and excise tax on the Excise Tax Gross-Up Payment provided for in this
                        SECTION 8.8, shall be equal to the Payments. In determining this amount, the amount of the Excise Tax Gross-Up Payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross-Up Payment attributable to state and local income taxes. Finally, the Excise Tax Gross-Up Payment shall be reduced by income or excise tax withholding payments made by Global or any affiliate of either to any federal, state or local taxing authority with respect to the Excise Tax Gross-Up Payment that was not deducted from compensation payable to Employee.

                (b)     All determinations required to be made under this
                        SECTION 8.8, including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in SECTION 8.8(A) above, shall be made by Global's independent auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to Global and Employee within 15 business days after Employee provides Global with notice that a Payment has been or will be made or such earlier time as may be required by Global. The determination of tax liability made by the Accounting Firm shall be subject to review by Employee's tax advisor and, if Employee's tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and Employee's tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make the determination. All fees and expenses of the accountants and tax advisors retained by either Employee or Global shall be borne by Global. Any Excise Tax Gross-Up Payment, as determined pursuant to this
                        SECTION 8.8, with respect to a Payment shall be paid by Global to Employee at such time as Employee is entitled to receive the Payment. Any determination by a jointly designated public accounting firm shall be binding upon Global and Employee.

                (c) As a result of the uncertainty in the application of Subsection 4999 of the Code at the time of the initial determination hereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by Global that should have been made consistent with the calculations required to be made hereunder ("Underpayment"). In the event that Employee thereafter is required to make a payment of any Excise Tax, any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in SECTION 8.8(A) above shall be promptly paid by Global to or for the benefit of Employee. In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from Global to Employee payable on the fifth


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

                        day after demand by Global (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 NO WAIVERS. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.

         9.2 NOTICES. Any notice required or permitted to be given to under the terms of this Agreement may be delivered in person, by courier or Federal Express, United Parcel Service, Airborne Express U.S express mail or other similar nationally recognized overnight delivery service that obtains a confirmation of delivery, or by registered or certified mail, postage prepaid, return receipt requested, or by fax or e-mail transmission if delivery is promptly confirmed, and shall be addressed as follows:

         IF TO GLOBAL:                 2346 Success Dr.
                                       Odessa, FL  33556
                                       Attention: President

                                       Fax:
                                            ----------------------
                                       E-mail:
                                               -------------------

         IF TO EMPLOYEE:
                                       -----------------------------------------

                                       -----------------------------------------

                                       -----------------------------------------

                                       Fax:
                                            ----------------------
                                       E-mail:
                                               -------------------


Either party may hereafter notify the other in writing of any change in address. Any notice shall be deemed duly given (i) when personally delivered, (ii) when delivered by courier or overnight delivery service, (iii) on the third day after it is mailed by registered or certified mail, postage prepaid, return receipt requested as provided herein, (iv) when proper transmission is confirmed if transmitted by fax or e-mail.

         9.3 SEVERABILITY. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

         9.4 SUCCESSORS AND ASSIGNS. The rights and obligations of Global under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Global, including the survivor upon any merger, consolidation, share exchange or combination of Global with any other entity. Employee shall not have the right to assign, delegate, or otherwise transfer to any person or entity any duty or obligation to be performed by Employee hereunder.

         9.5 ENTIRE AGREEMENT. This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification (except as otherwise provided herein with respect to the modification of provisions that are unreasonable, arbitrary or against public policy), termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel. The parties agree that no prior drafts of this Agreement shall be admissible as evidence (whether in any arbitration or court of law) in any proceeding that involves the interpretation of any provisions of this Agreement.

         9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to the conflict of law principles thereof.

         9.7 CONSTRUCTION. This Agreement was negotiated at arms'-length and will not be construed more strongly against any party regardless of which party was responsible for its preparation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the other genders. The words "Agreement," "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole, including Exhibits, and not to any particular provision of this Agreement. Whenever the word "include," "includes" or "including" is used in this Agreement, it will be deemed to be followed by the words "without limitation." The various headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

         9.8 FURTHER ASSURANCES. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

         9.9 AFFILIATE. The term "Affiliate" with respect to a party to this Agreement means (i) any person or entity directly or indirectly controlling the party; (ii) any person or entity controlled by or under common control with the party; (iii) any person or entity owning or controlling 10% or more of the outstanding voting securities or interests of the party; (iv) any officer, director, partner or employee of a person or entity described in (i), (ii) or
(iii) above; and (v) any entity for which a person or entity described in (i),
(ii) or (iii) above is an officer, director, partner, or employee.

         9.10 COUNTERPARTS. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

         9.11 CONFIDENTIAL ARBITRATION. The parties hereto agree that any dispute concerning or arising out of the provisions of this Agreement, Employee's employment or termination of Employee's employment shall be resolved by confidential arbitration in accordance with the rules of the American Arbitration Association. Such confidential arbitration shall be held in Tampa,

Florida, and the decision of the arbitrator(s) shall be conclusive and binding on the parties and shall be enforceable in any court of competent jurisdiction. The arbitrator may, in the arbitrator's discretion, award attorney's fees and costs to such party as the arbitrator sees fit in rendering a decision.

         9.12 INDEMNIFICATION AGREEMENT. Global and Employee shall enter into an Indemnification Agreement in form and substance reasonably satisfactory to Employee and appropriate with respect to an officer of a publicly traded corporation.



                                    ARTICLE X

                                    SURVIVAL

         The provisions of ARTICLES VII AND VIII of this Agreement and this ARTICLE shall survive the termination, rescission or expiration of this Agreement whether upon, or prior to, the Scheduled Termination Date hereof. The representations and warranties of the parties hereto shall survive the execution of this Agreement and continue without limitation.

                                   ARTICLE XI

                              INTELLECTUAL PROPERTY

         All Confidential Information, computer software, video and sound recordings, scripts, creations, inventions, improvements, designs and discoveries conceived, created, invented, authored, developed, produced or discovered by Employee while employed by Global, whether alone or with others, whether during or after regular work hours, are and will be Global's property exclusively, in its sole discretion. Employee hereby assigns to Global all copyrights, trademarks, patents, related applications and registrations, and other rights of authorship, invention or ownership Employee may have with respect to such items. Moreover, at any time, without additional consideration, Employee will execute and deliver any documents or instruments that Global may request in order to effectively convey and transfer good title and right to, and put Global in possession of, such items.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

                                       GLOBAL ENERGY GROUP, INC.,
                                       a Delaware corporation

                                       By:
                                           -------------------------------------
                                       Print Name:
                                                   -----------------------------

                                       Title:
                                              ----------------------------------



                                       EMPLOYEE


                                       -----------------------------------------
                                       Address:
                                                --------------------------------

                                                --------------------------------











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